Exhibit 99.1

News Release

CONTACTS:	Jeff Richardson (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-0983	March 30, 2009
Jim Eglseder (Investors)
(513) 534-8424
Debra DeCourcy, APR (Media)
(513) 534-4153
Marissa Wolf (Advent Media Inquiries)
(212) 850-5629

Fifth Third Bancorp and Advent International Announce

Fifth Third Processing Solutions Joint Venture

Processing Business Valued at $2.35 Billion

Cincinnati, Ohio and Boston, Massachusetts, March 30, 2009 – Fifth Third Bancorp (NASDAQ: FITB) and Advent International announced today that they have signed a definitive agreement whereby Advent International will acquire a 51% interest in Fifth Third’s processing business through the establishment of a joint venture that values the new company at approximately $2.35 billion before valuation adjustments by either party. Fifth Third will retain the remaining 49 percent interest in the new company, Fifth Third Processing Solutions, LLC.

Pursuant to the agreement, Fifth Third Bank (OH), an indirect wholly owned subsidiary of Fifth Third Bancorp, will contribute the assets and operations of Fifth Third’s merchant acquiring and financial institutions processing businesses to a new limited liability company (“LLC”). The LLC’s capitalization prior to the purchase of this interest will include senior secured notes payable to subsidiaries of Fifth Third in the amount of $1.25 billion. Advent will pay Fifth Third $561 million in cash for a 51 percent ownership interest in the equity of the LLC and for certain put rights. Additionally, Fifth Third will receive warrants in the new company exercisable in certain circumstances. Fifth Third estimates the valuation adjustments related to these warrants, the put rights, and minority interest discounts may reduce its implied valuation of the business by an estimated $50 million. The agreement is subject to certain potential purchase price adjustments. The terms and conditions of the transaction are more fully described in Fifth Third’s Form 8-K filed on March 30, 2009. The transaction will be accounted for under Financial Accounting Standard 160, “Noncontrolling Interests in Consolidated Financial Statements.” Fifth Third will retain its credit card issuing business, including retail credit card and commercial multi-card services.

“Advent has a long and impressive record of investing in and growing payment processing companies to achieve exceptional results, and we believe that its investment will significantly enhance the ability of our processing business to generate even stronger results in the future,” said Kevin T. Kabat, Chairman, President and CEO of Fifth Third Bancorp. “Partnering with Advent will provide the processing business with access to additional capital and resources that we believe will create significant new opportunities and incremental growth in that business. At the same time, our ability to offer the best-in-class capabilities of Fifth Third Processing Solutions to our banking customers will continue to be a key entry point for us in creating new relationships and in expanding existing relationships.”

“This transaction represents the culmination of work we began last summer as part of our capital plan announced in June. It is expected to generate meaningful additions to our tangible common equity and Tier 1 capital ratios, reflecting the value of the business as a whole, while at the same time enabling us to retain significant ownership in the joint venture and its ongoing creation of value. The cash proceeds represent 13 times the earnings divested. And the valuation of the business, at 3.3 times 2008 net revenue, compares favorably with large publicly-traded processing businesses. The expected equity and capital contribution reflects not only the economic value of the interest being sold, but also the economic value of our remaining interest in the business. As a result, this transaction represents a highly efficient source of capital for our shareholders relative to capital alternatives in the current environment.”

“The transaction significantly enhances the level and composition of our already very strong regulatory capital position. We believe our strengthened capital position, in combination with our strong credit reserves and earnings power, provide us with the resources and the ability to withstand a more difficult economic environment should that occur.”

“We are excited to enter into this partnership with Fifth Third,” said David Mussafer, Managing Partner of Advent. “We have long viewed Fifth Third Processing Solutions as the premier processor for merchants and financial institutions in the U.S., and we look forward to working with Fifth Third and the management team of the processing business to continue the impressive growth of the business. We are excited about opportunities to make further investments in this business, and we expect to leverage our international infrastructure and work with Fifth Third Processing Solutions to expand outside the U.S.”

“We are pleased to welcome Advent as a partner and investor in our processing business,” said Charles Drucker, President of Fifth Third Processing Solutions, who will be CEO of the new joint venture company. “Over the years, we have successfully built our processing business into one of the country’s leading providers of payment processing services. Advent’s worldwide set of portfolio companies in financial services and payments processing provides Fifth Third Processing Solutions with new opportunities to partner internationally. The technology focus and operational expertise of Advent and its partners will provide us with significant opportunities to enhance the wide range of products and services that we offer to clients.”

“Our customers and employees should expect a smooth transition. Our industry-leading platform will remain in place, so our clients will not experience a system conversion, and our clients will continue to be served by the same people from Fifth Third Processing Solutions in the same locations. We look forward to working with the Advent team to grow the business going forward.”

Advent has been investing in the financial services sector for over 20 years, and has backed more than 25 companies worldwide in a broad range of sub-sectors, including payments, transaction processing, and financial technology. Advent has done several transactions of particular relevance to Fifth Third Processing Solutions: CSU Cardsystem is a leading card processor in Brazil, which went public in 2006; Dolex Dollar Express, a leading money transfer business which Advent sold to Global Payments in 2003; and Monext, a French merchant acquirer and bank processor which Advent acquired in 2008.

“As a processor, Fifth Third Processing Solutions has tremendous scale in both of its core businesses, merchant acquiring and debit/ATM processing,” said Chris Pike, Managing Director of Advent. “Working with our operating partner, Pam Patsley, we had identified Fifth Third Processing Solutions early on as the premier company in the payment processing space. We worked closely with Fifth Third to structure a transaction and a partnership that met our mutual objectives in a difficult environment, and to position the business for accelerated growth over this next exciting period. Patsley is the former President of First Data International where she was responsible for all of the company’s business outside of the U.S. from 2002 to 2007.”

The transaction is expected to contribute significantly to Fifth Third’s retained earnings, capital levels and capital ratios, generating an expected pre-tax book gain of an estimated $1.7 billion and increasing Fifth Third’s tangible common equity and Tier 1 capital by an estimated $1.2 billion. On a pro forma basis, the estimated increase in Fifth Third’s tangible common equity to tangible asset ratio at December 31, 2008 would have been more than 0.9 percent, to approximately 5.2 percent, and its Tier 1 capital ratio would have been increased by an estimated 0.9 percent to approximately 11.5 percent. Fifth Third’s December 31, 2008 pro forma book value per common share would have been an estimated $15.21, compared with the $13.57 reported, and its tangible book value per common share would have been an estimated $10.74, compared with $8.74. On a pro forma basis for 2008, the transaction would have been dilutive to Fifth Third’s earnings by an estimated $100 million, or approximately 17 cents per share, of which $57 million or $0.10 per share represents non-cash intangibles amortization.

The transaction is subject to regulatory review and approval by the Ohio Department of Financial Institutions as well as review under the Hart-Scott-Rodino Act. It is currently expected to close in the second quarter of 2009. Credit Suisse acted as exclusive financial advisor, while Sullivan & Cromwell, LLP, Chapman & Cutler, LLP, Alston & Bird, LLP, and Graydon Head & Ritchey, LLP acted as legal advisors to Fifth Third in this transaction. Morgan Stanley and Weil, Gotshal & Manges, LLP acted as financial and legal advisor, respectively, to Advent.

About Fifth Third Bancorp and Fifth Third Processing Solutions

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $120 billion in assets, operates 16 affiliates with 1,308 full-service Banking Centers, including 93 Bank Mart® locations open seven days a week inside select grocery stores and 2,350 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2008, has $179 billion in assets under care, of which it managed $25 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Fifth Third Processing Solutions is a premier source of payment acceptance services for leading businesses nationwide, providing electronic funds transfer (EFT), debit, credit and merchant transaction processing to support the complex payment strategies for the Bank and its merchant and financial institutions clients. In 2008, Fifth Third Processing Solutions processed over 28.4 billion ATM and point of sale transactions and processed over $292 billion of debit and credit card sales volume. Additionally, Fifth Third Processing Solutions supports over 171,000 merchant and financial institution locations and 11,000 ATMs in 44 states and 11 countries. According to the Nilson Report (March 2008), Fifth Third is the fourth largest bankcard acquirer.

About Advent International

Founded in 1984, Advent International is one of the world’s leading global buyout firms, with offices in 15 countries on four continents. A driving force in international private equity for more than two decades, Advent has built an unparalleled global platform of 140 investment professionals across Western and Central Europe, North America, Latin America and Asia. The firm focuses on international buyouts, strategic restructuring opportunities and growth buyouts in five core sectors, working actively with management teams to drive revenue and earnings growth in portfolio companies. Since inception, Advent has raised $24 billion (€18 billion) in private equity capital and, through its buyout programs, has completed more than 250 transactions valued at over $40 billion (€27 billion) in 40 countries.

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about Fifth Third Bancorp and/or the LLC within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined LLC including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Fifth Third, and/or the LLC do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, and/or the LLC or the businesses in which these entities are engaged; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in separating the operations of the LLC; (21) lower than expected gains related to the sale of businesses; (22) loss of income from the sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (23) failure to consummate the transaction described herein; (24) ability to secure confidential information through the use of computer systems and telecommunications networks; and (25) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

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